Exhibit 10.2

DIRECTOR PROPRIETARY INFORMATION AGREEMENT

THIS DIRECTOR PROPRIETARY INFORMATION AGREEMENT (the “Agreement”) is made as of December __, 2017, by and between APOLLO MEDICAL HOLDINGS, INC., a Delaware corporation (“ApolloMed”), and __________ (the “Director”).

WHEREAS, the Director has agreed to serve on the Board of Directors of ApolloMed (the “Board”);

WHEREAS, the parties desire to assure the confidential status of the information which may be disclosed by ApolloMed to the Director in connection with the Director serving on the Board; and

NOW THEREFORE, in reliance upon and in consideration of the following undertaking, the parties agree as follows:

1.           Subject to the limitations set forth in Paragraph 2, all information disclosed by ApolloMed to the Director shall be deemed to be “Proprietary Information.” In particular, Proprietary Information shall be deemed to include any information, process, technique, algorithm, program, design, drawing, formula or test data relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to ApolloMed, any of its affiliates or subsidiaries, present or future products, sales, suppliers, customers, employees, investors, or business of ApolloMed or any of its affiliates or subsidiaries, whether or oral, written, graphic or electronic form.

2.           The term “Proprietary Information” shall not be deemed to include the following information: (i) information which is now, or hereafter becomes, through no breach of this Agreement on the part of the Director, generally known or available to the public; (ii) is known by the Director at the time of receiving such information; (iii) is hereafter furnished to the Director by a third party, as a matter of right and without restriction on disclosure; or (iv) is the subject of a written permission to disclose provided by ApolloMed.

3.           The Director shall maintain in trust and confidence and not disclose to any third party or use for any unauthorized purpose any Proprietary Information received from ApolloMed.  The Director may use such Proprietary Information only to the extent required to accomplish the purposes of his position at ApolloMed.  The Director shall not use Proprietary Information for any purpose or in any manner which would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States.  No other rights of licenses to trademarks, inventions, copyrights, or patents are implied or granted under this Agreement.

4.           Proprietary Information supplied shall not be reproduced in any form except as required to accomplish the intent of this Agreement.

5.           The Director represents, warrants and covenants that he shall protect the Proprietary Information received with at least the same degree of care used to protect his or her own Proprietary Information from unauthorized use or disclosure.

6.           All Proprietary Information (including all copies thereof) shall remain in the property of ApolloMed, and shall be returned to ApolloMed (or destroyed) after the Director's need for it has expired, or upon request of ApolloMed, and in any event, upon the expiration or termination of that certain Board of Directors Agreement, of even date herewith, between ApolloMed and the Director (the “Director Agreement”).

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7.           Notwithstanding any other provision of this Agreement, disclosure of Proprietary Information shall not be precluded if such disclosure:

(a)           is in response to a valid order, including a subpoena, of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that to the extent reasonably feasible, the Director shall first have given ApolloMed notice of the Director’s receipt of such order and ApolloMed shall have had an opportunity to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purpose for which the order was issued;

(b)           is otherwise required by law; or

(c)           is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

8.           This Agreement shall continue in full force and effect during the term of the Director Agreement. This Agreement may be terminated at any time thereafter upon thirty (30) days written notice to the other party.  The termination of this Agreement shall not relieve the Director of the obligations imposed by Paragraphs 3, 4, 5 and 11 of this Agreement with respect to Proprietary information disclosed prior to the effective date of such termination and the provisions of these Paragraphs shall survive the termination of this Agreement indefinitely with respect to Proprietary Information that constitutes “trade secrets” and for a period of eighteen (18) months from the date of such termination with respect to other Proprietary Information.

9.           This Agreement shall be governed by the laws of the State of California as those laws are applied to contracts entered into and to be performed entirely in California by California residents.

10.          This Agreement contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

11.           Each party hereby acknowledges and agrees that in the event of any breach of this Agreement by the Director, including, without limitation, an actual or threatened disclosure of Proprietary Information without the prior express written consent of ApolloMed, ApolloMed will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury.  Accordingly, each party hereby agrees that ApolloMed shall be entitled to specific performance of the Director's obligations under this Agreement, as well as such further injunctive relief as may be granted by a court of competent jurisdiction.

Director:		Apollo Medical Holdings, Inc.

Signature:		Signature:
Print Name:	[FULL NAME]	Print Name:	Warren Hosseinion, M.D.
		Title:	Co-Chief Executive Officer

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